Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF OWNERSHIP, WHICH MERGES:

"GLOBAL WATER ASSET CORPORATION", A UTAH CORPORATION,

WITH AND INTO "GLOBAL WATER ASSET CORPORATION" UNDER THE NAME OF "GLOBAL WATER ASSET CORPORATION", A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF DELAWARE, AS RECEIVED AND FILED IN THIS OFFICE THE TWENTY-SIXTH DAY OF OCTOBER, A.D. 2010, AT 1:13 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

SECRETARY'S OFFICE — DELAWARE — 1793 — 1855

Jeffrey W. Bullock, Secretary of State

4871555 8100M

101028345

AUTHENTICATION: 8313400

DATE: 10-27-10

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:44 PM 10/26/2010
FILED 01:13 PM 10/26/2010
SRV 101028345 - 4871555 FILE

CERTIFICATE OF OWNERSHIP AND MERGER
GLOBAL WATER ASSET CORPORATION, A UTAH CORPORATION
INTO
GLOBAL WATER ASSET CORPORATION,A DELAWARE CORPORATION

(Pursuant to the General Corporation Law of the State of Delaware)

Certificate of Ownership and Merger dated October 25, 2010, executed by Global Water Asset Corporation, a Utah corporation, hereinafter referred to as the "Utah Corporation," and Global Water Asset Corporation, a Delaware corporation, hereinafter referred to as the "Delaware Corporation" and/or "Surviving Corporation". The Utah Corporation and the Delaware Corporation do hereby certify:

1. The Utah Corporation Organized Pursuant to Utah Law. The Utah Corporation was organized pursuant to the corporation law of the State of Utah on March 19, 2004, which law permits the merger of a Utah corporation with a corporation organized under the laws of another state.

2. The Delaware Corporation Organized Pursuant to Delaware Law. The Delaware Corporation was organized pursuant to the corporation law of the State of Delaware on September 14, 2010, which law permits the merger of a Delaware corporation with a corporation organized under the laws of another state.

3. Ownership of the Delaware Corporation Shares. The Utah Corporation owns all of the issued and outstanding shares of the Delaware Corporation.

4. Director Approval and Resolutions of the Utah Corporation. On August 13, 2010, the directors of the Utah Corporation duly adopted, by the unanimous written consent of its members, filed with the minutes of the board, the following resolutions:

RESOLVED, that the Utah Corporation shall, subject to stockholder approval, merge itself into the Delaware Corporation, its wholly owned subsidiary which assumes all of the obligations of the Utah Corporation.

RESOLVED, that the merger shall be effective upon filing Articles of Merger with the Division of Corporations and Commercial Code, Department of Commerce, State of Utah ("Utah Division of Corporations") and a Certificate of Ownership and Merger with the Secretary of State of Delaware.

RESOLVED, that the terms and conditions of the merger are as set forth in the Agreement and Plan of Merger attached hereto and by this reference made a part hereof.

RESOLVED, that the proper officers of the Utah Corporation be, and they hereby are, directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to merge itself into the Delaware Corporation and to cause the same to be filed with the Secretary of State of Delaware and a certified copy recorded in the Office of the Recorder of Deeds of New Castle County and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be necessary or proper to effect said merger.

RESOLVED, that upon the Effective Date of the Merger, each share of Utah Corporation common stock, issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action, the holder of such shares or any other person, be changed and converted on a prorata basis into and exchanged for one fully paid and nonassessable share of common Stock of the Delaware Corporation.

5. Stockholder Consent. The holder of a majority of the outstanding shares of the Utah Corporation that were entitled to vote, approved the Plan and Agreement of Merger in accordance with the requirements of the Utah Revised Business Corporation Act by way of written consent

6. Separate Existence; Surviving Corporation. At the effective time of the merger, the separate existence of the Utah Corporation shall cease and the Utah Corporation shall be merged in accordance with the applicable provision of the Revised Utah Business Corporations Act and the General Corporation Law of Delaware, into the Delaware Corporation, which shall be the Surviving Corporation.

7. Governing Law. The laws which are to govern the Surviving Corporation, the Delaware Corporation, are the laws of the State of Delaware. The Certificate of Incorporation of the Delaware Corporation shall be the Certificate of Incorporation of the Surviving Corporation, the Delaware Corporation, until the same shall be altered or amended in accordance with the laws of the State of Delaware.

8. Directors and Officers. The directors and officers of the Surviving Corporation shall, at the effective date of the merger, be as follows:

Michel Pelletier	CEO/ President/Director
Andre Rochette	Chief Financial Officer/Director
Shelley Goff	Director

9. Effect of Merger. The merger shall be effective at such time as this Certificate of Merger is filed with the office of the Secretary of State of Delaware and Articles of Merger are filed with the office of the Utah Division of Corporations. At the effective time of the merger, the Surviving Corporation, the Delaware Corporation, shall retain or succeed to, without other transfer, and shall possess and enjoy all rights, privileges, immunities, powers, purposes, and franchises and be subject to all the restrictions, disabilities and duties of each corporation. All property, both real and personal, tangible, and intangible and all debts due to either corporation shall be vested in the Surviving Corporation. All debts, liabilities, and duties of either corporation shall be the responsibility of and enforceable against the Surviving Corporation as if said debts, liabilities, and duties had been incurred or contracted by the Surviving Corporation.

10. Address for Service of Process. The Surviving Corporation hereby authorizes services of process on it in connection with any proceeding to enforce any obligation or rights of dissenting stockholders of the Utah Corporation or in any other proceeding based on a cause of action arising with respect to the Utah Corporation. Copies of such process shall be mailed to Global Water Asset Corporation, 1170, Place du Frere-Andre, 2e etage, Montreal, Quebec, H3B 3C6, Canada.

IN WITNESS WHEREOF, this Certificate has been signed by each of the Corporations, which are the parties hereto this 25th day of October, 2010. Michel Pelletier hereby affirms and acknowledges, under penalties of perjury, that this Certificate of Ownership and Merger is the act and deed of Global Water Asset Corporation, a Delaware corporation, and Global Water Asset Corporation, a Utah corporation, respectively, and the facts stated herein are true.

Global Water Asset Corporation
a Delaware corporation

By ______________________
Michel Pelletier

Global Water Asset Corporation
a Utah corporation

By ______________________
Michel Pelletier,

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